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                                                                      EXHIBIT 12


                           BESTFOODS AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


($ Millions)                           FOR THE NINE
                                       MONTHS ENDED                     FOR THE YEARS ENDED DECEMBER 31,
                                      SEPT. 30, 1998      1997          1996         1995          1994         1993
                                         --------       --------      --------     --------      --------     --------
INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:          $  747.2       $  704.2(1)   $  880.2     $  654.9(2)   $  446.6(3)  $  624.4
                                         --------       --------      --------     --------      --------     --------
Add (subtract):
    Portion of rents representative
         of interest                         24.9           32.2          33.4         25.6          24.6         20.2
    Interest on bonds, mortgages
         & similar debt                      93.9          100.9          68.4         52.6          50.1         53.6
    Other interest                           42.1           72.8         100.0         55.7          33.9         42.4
    Interest expense included in
         cost of plant construction          (2.6)          (3.4)         (4.8)        (3.7)         (4.2)        (5.6)
    Income of unconsolidated
         venture                               --             --            --           --           3.9           --
                                         --------       --------      --------     --------      --------     --------
Income as adjusted                       $  905.5       $  906.7      $1,077.2     $  785.1      $  554.9     $  735.0
                                         ========       ========      ========     ========      ========     ========

FIXED CHARGES:
    Portion of rents representative
         of interest                     $   24.9       $   32.2      $   33.4     $   25.6      $   24.6     $   20.2
    Interest on bonds, mortgages
         & similar debt                      93.9          100.9          68.4         52.6          50.1         53.6
    Other interest                           42.1           72.8         100.0         55.7          33.9         42.4
                                         --------       --------      --------     --------      --------     --------
                                         $  160.9       $  205.9      $  201.8     $  133.9      $  108.6     $  116.2
                                         ========       ========      ========     ========      ========     ========

RATIO OF EARNINGS TO FIXED CHARGES            5.6            4.4           5.3          5.9           5.1          6.3
                                         ========       ========      ========     ========      ========     ========

Notes:

(1)     Includes a restructuring charge of $242.3 million.

(2) Includes a restructuring charge of $60 million; a gain of $20 million on the sale of a business; and an integration charge of $55 million for the cost of combining an acquired baking business.

(3)     Includes a restructuring charge of $208 million.


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